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                                                                    Exhibit 11

                        Horace Mann Educators Corporation
                       Computation of Net Income per Share
                For the Years Ended December 31, 2001, 2000 1999
                  (Amounts in thousands, except per share data)


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
                                                                        Year Ended December 31,
                                                            ----------------------------------------------
                                                                2001              2000              1999
                                                                ----              ----              ----
    Basic - assumes no dilution:

    Net income for the period                               $  25,587          $  20,841          $ 44,505
                                                            ---------          ---------          --------

    Weighted average number of common
       shares outstanding during the period                    40,617             40,782            41,246
                                                            ---------          ---------          --------
    Net income per share - basic                            $    0.63          $    0.51          $   1.08
                                                            =========          =========          ========

    Diluted - assumes full dilution:

    Net income for the period                               $  25,587          $  20,841          $ 44,505
                                                            ---------          ---------          --------

    Weighted average number of common
       shares outstanding during the period                    40,617             40,782            41,246
    Weighted average number of common
       equivalent shares to reflect the dilutive
       effect of common stock equivalent securities:
          Stock options                                           125                 62               387
          Common stock units related to Deferred
              Equity Compensation Plan for Directors              121                114                69
          Common stock units related to Deferred
              Compensation Plan for Employees                      14                  9                 6
                                                            ---------          ---------          --------

    Total common and common equivalent
       shares adjusted to calculate diluted
       earnings per share                                      40,877             40,967            41,708
                                                            ---------          ---------          --------

    Net income per share - diluted                          $    0.63          $    0.51          $   1.07
                                                            =========          =========          ========

    Percentage of dilution compared to
       basic net income per share                                 0.0%               0.0%              0.9%
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